Exhibit 10.30

EXECUTION COPY

BURLINGTON COAT FACTORY HOLDINGS, INC.

2006 MANAGEMENT INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards. Awards under the Plan are intended to compensate members of the Company’s management who contribute to the performance of the Company. Unless the Administrator determines otherwise, Awards to be granted under this Plan are expected to be substantially in the form attached hereto as Exhibit B. Unless the Administrator determines otherwise, Awards under the Plan are intended to be exempt from registration under the Securities Act of 1933, as amended, because they are exempt offers pursuant to a compensatory benefit plan in accordance with Rule 701.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 4,600,098 shares of Class A Common and 511,122 shares of Class L Common may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and the regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company or any of its subsidiaries. No fractional shares of stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise may be exercised only by the Participant.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable; provided, however, that no Award shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Award. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration, and in any event, if a Participant’s Employment with the Company is terminated without Cause in connection with a Corporate Transaction, then the vesting of any Award held by such Participant shall be accelerated. Unless the Administrator expressly provides otherwise, the following will apply if a Participant’s Employment ceases: Immediately upon the cessation of Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that —

(A) subject to (B) below, all Stock Options and other Awards requiring exercise held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of (x) 365 days from the date such Participant’s Employment ceases in the case of cessation of Employment as a result of Participant’s Death, or (y) 60 days from the date of such Participant’s Employment ceases in the case of cessation of Employment for any other reason, except Cause (and for the avoidance of doubt, in the case of cessation of Employment due to Participant’s Disability, such cessation shall be deemed to occur at such time as the Participant has received notice from the Company that his or her Employment is being terminated due to such Disability, not the date such Disability occurs), and (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(B) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon any cessation of Employment by the Company for Cause or upon a breach by Participant of any non-competition obligation he or she has to the Company under any agreement.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(5) Dividend Equivalents, Etc. The Administrator may in its sole discretion provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant.

(7) Stockholders’ Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders’ Agreement.

(8) Awards Settled with Restricted Stock. The Administrator may, at the time any Award is granted, provide that any or all of the Stock delivered pursuant to the Award will be Restricted Stock.

(9) Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Except as otherwise permitted pursuant to Section 7(b)(1) hereof, (i) the exercise price of an Award requiring exercise will not be less than 100% of the fair market value of the Stock subject to the Award (to the extent consistent with Section 409A of the Code), determined as of the date of grant, and in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, the exercise price will not be less than 110% of the fair market value of the Stock subject to the Award, determined as of the date of grant and (ii) the purchase price of any Award not requiring exercise will not be less than 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b)(i) through the delivery of shares of Stock that have a Fair Market Value equal to the exercise price, except where payment by delivery of shares would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares outstanding for less than six months would require application of securities laws relating to profit realized on such shares, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) by authorizing the Company to withhold from issuance a number of shares of Stock issuable upon exercise of the Award which, when multiplied by the Fair Market Value of such shares of Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the Award so exercised, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after April 13, 2016, but ISOs previously granted may extend beyond that date.

(5) Stock Options etc. Except as determined by the Administrator, no Stock Option shall be exercisable as to Shares of a single class but instead shall be exercisable only as to Units.

(c) Awards Not Requiring Exercise

Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Corporate Transactions. Except as otherwise provided in an Award Agreement:

(1) Assumption or Substitution. In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Administrator may, unless the Administrator determines that doing so is inappropriate or unfeasible, provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor (including, without limitation, the cancellation of such Awards in exchange for cash), by the acquiror or survivor or any entity controlling, controlled by or under common control with the acquiror or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Administrator determines are appropriate. Unless the Administrator determines otherwise, the continuation or assumption shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Acceleration of Certain Awards. In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution as to some or all outstanding Awards, the Administrator may provide (unless the Administrator determines otherwise, on terms and conditions consistent with Section 409A of the Code) for treating as satisfied any vesting condition on any such Award on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Corporate Transaction.

(3) Termination of Awards. Except as otherwise provided in an Award Agreement, each unvested Award (unless assumed pursuant to the Section 7(a)(1)), will terminate upon consummation of the Corporate Transaction.

(4) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse in connection with the Corporate Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of Stock in connection with the Corporate Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes In And Distributions With Respect To The Stock

(1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split- up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Administrator shall, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make proportionate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a) and shall also make appropriate, proportionate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. Unless the Administrator determines otherwise, any adjustments hereunder shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

Neither the Company nor any Affiliate will be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions. At such time as the Company shall become eligible to do so, the Company shall file a registration statement on Form S-8 (or any successor form) registering the issuance of securities under the Plan.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

12.	TERM

The Plan will be deemed to terminate no later than 10 years from the earlier of the date the Plan was adopted by the Board or the date the Plan was approved by the Company’s stockholders.

13.	SEVERABILITY

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Stockholders Agreement.

“Award”: Any or a combination of the following:

(i) Stock Options,

(ii) Restricted Stock,

(iii) Unrestricted Stock,

(iv) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines, and/or

(v) Performance Awards.

“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.

“Board”: The Board of Directors of the Company.

“Cause”: shall mean the Participant (i) is convicted of a felony or other crime involving dishonesty towards the Company or any of its subsidiaries or material misuse of property of the Company or any of its subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of the Participant’s employment; (iii) refuses to perform the Participant’s material obligations under any employment agreement and/or as reasonably directed by the officer to which the Participant reports, which failure is not cured within 15 days after written notice thereof to the Participant; (iv) misappropriates one or more of the Company’s or any of its subsidiaries material assets or business opportunities; or (v) breaches any obligations regarding confidentiality, non-competition or non-solicitation to the Company or any of its subsidiaries which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to the Participant. The Board may allow Participant an extension of time to cure if the Board, in its sole discretion, determines such extension to be appropriate under the circumstances.

“Class A Common”: Class A Common Stock of the Company, par value $.001 per share.

“Class L Common”: Class L Common Stock of the Company, par value $.001 per share.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board.

“Company”: Burlington Coat Factory Holdings, Inc., a Delaware corporation.

“Corporate Transaction”: Any of the following: any sale of all or substantially all of the assets of the Company, change in the ownership of the capital stock of the Company, reorganization, recapitalization, merger (whether or not the Company is the surviving entity), consolidation, exchange of capital stock of the Company or other restructuring involving the Company, provided, that, in each case, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Award by reason of a Corporate Transaction, it shall become payable only if the event or circumstances constituting the Corporate Transaction would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.

“Disability”: means Participant’s inability to perform the essential duties, responsibilities and functions of Participant’s position with the Company and its subsidiaries for a continuous period of 180 days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Participant for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect. Participant shall cooperate in all respects with the Company if a question arises as to whether Participant has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Participant’s condition with the Company).

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A Participant who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its Affiliates ceases. A Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in a capacity described in Section 5. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Fair Market Value”: shall mean, as of any date, as to any security, the Administrator’s good faith determination of the fair value of such security as of the applicable reference date.

“Good Reason”: means the occurrence of any of the following events without the written consent of the Participant: (i) a material diminution of the Participant’s duties or the assignment to the Participant of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with the Participant’s position as set forth in any employment agreement to which the Participant is a party or as by the officer to which the Participant reports, other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s requiring the Participant to be based at a location which is fifty (50) or more miles from the Participant’s principal office location on the date hereof; or (iii) a material breach by the Company of its obligations pursuant to any employment agreement to which the Participant is a party (which such breach goes uncured after notice and a reasonable opportunity to cure).

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award.

“Plan”: The BCFWC Acquisition, Inc. 2006 Management Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Stock”: Class A Common and Class L Common.

“Stockholders’ Agreement”: Stockholders’ Agreement, dated as of April 13, 2006, among the Company and certain investors and managers.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unit”: An undivided interest in 9 shares of Class A Common and 1 share of Class L Common, determined at the date of grant, as it may be adjusted as provided herein or in the Award Agreement.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.